UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13E-3

RULE 13E-3 TRANSACTION STATEMENT UNDER SECTION 13(E)

OF THE SECURITIES EXCHANGE ACT OF 1934

RENEW ENERGY GLOBAL PLC

(Name of the Issuer)

ReNew Energy Global plc

(Names of Persons Filing Statement)

Class A Ordinary Shares, par value $0.0001 per share

(Title of Class of Securities)

G7500M 104

(CUSIP Number of Class of Securities)

C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50, Broadway London SW1H 0DB United Kingdom (Address of Principal Executive Offices)	C/O ReNew Private Limited Commercial Block-1, Zone 6 Golf Course Road, DLF City Phase V Gurugram 122009, Haryana India +91 124 489 6670

(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

With Copies to:

Sushil Jacob

Michael Z. Bienenfeld

Igor Rogovoy

Linklaters LLP

20 Ropemaker Street

London EC2Y 9AR

United Kingdom

+44 20 7456 2000

This statement is filed in connection with (check the appropriate box):

a.	☐	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.	☐	The filing of a registration statement under the Securities Act of 1933.

c.	☐	A tender offer.

d.	☒	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS TRANSACTION STATEMENT ON SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INTRODUCTION

This Transaction Statement on Schedule 13E-3 (this “Transaction Statement”) is being filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by ReNew Energy Global plc, a public limited company incorporated in England and Wales (the “Filing Person,” “ReNew” or the “Company”).

This Transaction Statement relates to the Transaction Agreement, dated August 11, 2026 (the “Transaction Agreement”), between the Company, Canada Pension Plan Investment Board, a Canadian crown corporation organized and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40 (“CPP Investments”) and Mr. Sumant Sinha, the founder, Chairman and Chief Executive Officer of the Company (together with CPP Investments, the “Consortium”), pursuant to which (i) Dyuti Private Holdings Inc., a Canadian corporation incorporated under the Canada Business Corporations Act and a wholly owned subsidiary of CPP Investments (the “Purchaser”) will acquire the Cash-Out Shares for cash consideration of $7.02 per share and (ii) the Rollover Shares will continue to be held by their holders following the effective time of the Scheme (as defined below) (the “Acquisition”). Under the terms of the Transaction Agreement, the Acquisition will be implemented by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006 between the Company and Scheme Shareholders (the “Scheme”). CPP Investments reserves the right to elect, subject to the terms of the Transaction Agreement, to implement the Acquisition by way of a takeover offer (within the meaning of section 974 of the UK Companies Act 2006).

The Scheme is subject to the satisfaction or, if capable of waiver, waiver of the conditions set forth in the Transaction Agreement, including: (a) the approval by a majority in number of the holders of Scheme Shares representing not less than 75% in value of the Scheme Shares (or the relevant class or classes thereof, if applicable) in each case, present, entitled to vote and voting, either in person or by proxy, at the meeting to be convened by order of the High Court of Justice in England and Wales (the “Court”) in order for the Scheme Shareholders to consider, and if thought fit, to approve, the Scheme (the “Court Meeting”); (b) the passing of all resolutions necessary to approve and implement the Scheme by the requisite majority or majorities at the general meeting to be convened for the shareholders of the Company to consider, and if thought fit, to approve, certain matters in connection with the Scheme and the proposed Acquisition (the “General Meeting”); (c) the sanction of the Scheme by the Court and, following such sanction, the delivery of a copy of the court order sanctioning the Scheme to the Registrar of Companies in England and Wales; and (d) anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France.

In connection with the Scheme and the Court Meeting and the General Meeting, the Company will distribute a scheme document to the Scheme Shareholders, a copy of which is attached hereto as Exhibit (a)(3)(1) (the “Scheme Document”). As of the date hereof, the Scheme Document is in preliminary form and is subject to completion or amendment.

Pursuant to General Instruction F to Schedule 13E-3, the information contained in the Scheme Document, including all annexes thereto, is incorporated in its entirety herein by this reference, and the responses to each item in this Transaction Statement are qualified in their entirety by the information contained in the Scheme Document and the annexes thereto. The cross-references below show the location in the Scheme Document of the information required to be included in response to the items of Schedule 13E-3. Capitalized terms used but not defined in this Transaction Statement shall have the meanings given to them in the Scheme Document.

The information concerning the Company contained in, or incorporated by reference into, this Schedule 13E-3 and the Scheme Document was supplied by the Company. Similarly, the information concerning each of the Consortium and the Purchaser contained in, or incorporated by reference into, this Schedule 13E-3 and the Scheme Document was supplied by the Consortium or the Purchaser, as applicable. The Company is not responsible for the accuracy of any information supplied by the Consortium or the Purchaser.

Item 1. Summary Term Sheet.

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Questions and Answers about the Meetings and the Acquisition”

Item 2. Subject Company Information.

(a)	Name and Address

The name of the subject company is ReNew Energy Global plc, with registered offices at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50, Broadway, London SW1H 0DB, United Kingdom and principal operational offices at C/O ReNew, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India and telephone number +91 124 489 6670.

(b)	Securities

As of September 18, 2026, 246,515,478 Class A Ordinary Shares par value $0.0001 per share were issued and outstanding.

In addition, as of September 18, 2026, one Class B Ordinary Share par value $0.0001 per share, 118,363,766 Class C Ordinary Shares par value $0.0001 per share, one Class D Ordinary Share par value $0.0001 per share and 50,000 Redeemable Preference Shares par value GBP 1.00 per share were issued and outstanding.

(c)	Trading Market and Price

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part VII Additional Information – Market quotations”

(d)	Dividends

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part VII Additional Information – Dividends”

(e)	Prior Public Offerings

None.

(f)	Prior Stock Purchases

None.

Item 3. Identity and Background of Filing Person.

(a)	Name and Address

ReNew Energy Global plc, the subject company, is a filing entity. The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Information on ReNew and Information on the Purchaser and the Consortium”

•	“Part III Explanatory Statement – Information on ReNew”

•	“Annex C – Directors, Officers and Control Persons of Each Filing Person”

(b)	Business and Background of Entities

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Information on ReNew and Information on the Purchaser and the Consortium”

•	“Part III Explanatory Statement – Information on the Purchaser and the Consortium”

(c)	Business and Background of Natural Persons

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Information on ReNew and Information on the Purchaser and the Consortium”

•	“Part III Explanatory Statement – Information on the Purchaser and the Consortium”

•	“Annex C – Directors, Officers and Control Persons of Each Filing Person”

Item 4. Terms of the Transaction.

(a)	Material Terms

(1)	Tender Offers. Not applicable.

(2)	Mergers or Similar Transactions. The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc”

•	“Part II US Special Factors”

•	“Part III Explanatory Statement”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition”

•	“Part V Certain Indian Tax Considerations”

•	“Part VII Additional Information”

•	“Part X The Scheme of Arrangement”

•	“Annex A – Transaction Agreement”

(c)	Different Terms

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Notes on Making an Election – Other provisions relating to the Rollover”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Summary of the terms of the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Rollover”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Irrevocable Undertakings”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – ReNew Equity Awards and Management Compensation Arrangements”

•	“Part III Explanatory Statement – Summary of the terms of the Acquisition”

•	“Part III Explanatory Statement – Summary of the terms of the Rollover”

•	“Part III Explanatory Statement – Risks relating to the Rollover”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part III Explanatory Statement – Interests of the Consortium and its Affiliates in the Scheme and effects thereon”

•	“Part III Explanatory Statement – ReNew Equity Awards”

•	“Part III Explanatory Statement – Post-Closing Management Compensation Arrangements”

•	“Part III Explanatory Statement – Structure of the Acquisition”

•	“Part III Explanatory Statement – Settlement”

•	“Part III Explanatory Statement – Overseas Shareholders”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part A: Conditions to the Acquisition – Scheme approval”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part X The Scheme of Arrangement”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

(d)	Appraisal Rights

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – No Appraisal Rights”

•	“Part III Explanatory Statement – No Appraisal Rights”

(e)	Provisions for Unaffiliated Security Holders

None.

(f)	Eligibility for Listing or Trading

Not applicable.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(a)	Transactions

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part II US Special Factors – Related Party Transactions”

•	“Part III Explanatory Statement – Interests of the Consortium and its Affiliates in the Scheme and effects thereon”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part VII Additional Information – Agreements Involving ReNew Shares”

•	“Part VII Additional Information – Service contracts and remuneration of ReNew Directors”

(b) – (c) Significant Corporate Events; Negotiations or Contacts

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Irrevocable Undertakings”

•	“Summary – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their Interests”

•	“Questions and Answers about the Meetings and the Acquisition – Has the Consortium received any irrevocable undertakings to vote in favour of the Scheme?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Irrevocable Undertakings”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Related Party Transactions”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Alternatives to the Acquisition”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part VII Additional Information – Dealings in ReNew Shares; Prior Public Offerings”

•	“Part VII Additional Information – Agreements Involving ReNew Shares”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

(e)	Agreements Involving the Subject Company’s Securities

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Notes on Making an Election – Other provisions relating to the Rollover”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Irrevocable Undertakings”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – ReNew Equity Awards and Management Compensation Arrangements”

•	“Part II US Special Factors – Related Party Transactions”

•	“Part III Explanatory Statement – Summary of the terms of the Acquisition”

•	“Part III Explanatory Statement – Summary of the terms of the Rollover”

•	“Part III Explanatory Statement – Risks relating to the Rollover”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part III Explanatory Statement – ReNew Equity Awards”

•	“Part III Explanatory Statement – Post-Closing Management Compensation Arrangements”

•	“Part III Explanatory Statement – Structure of the Acquisition”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Part VII Additional Information – Dealings in ReNew Shares; Prior Public Offerings”

•	“Part VII Additional Information – Agreements Involving ReNew Shares”

•	“Part VII Additional Information – Material Contracts”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

Item 6. Purposes of the Transaction and Plans or Proposals.

(b)	Use of the Securities Acquired

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Notes on Making an Election – Other provisions relating to the Rollover”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Rollover”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – ReNew Equity Awards and Management Compensation Arrangements”

•	“Part II US Special Factors – Purpose of the Acquisition”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Effects of the Acquisition”

•	“Part II US Special Factors – Plans for ReNew after the Acquisition”

•	“Part III Explanatory Statement – Summary of the terms of the Rollover”

•	“Part III Explanatory Statement – Risks relating to the Rollover”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Part III Explanatory Statement – ReNew Equity Awards”

•	“Part III Explanatory Statement – Post-Closing Management Compensation Arrangements”

•	“Part III Explanatory Statement – Delisting and re-registration”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

(c)(1) – (8) Plans

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Notes on Making an Election – Other provisions relating to the Rollover”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Summary of the terms of the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Rollover”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Irrevocable Undertakings”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Effects of the Acquisition”

•	“Part II US Special Factors – Plans for ReNew after the Acquisition”

•	“Part III Explanatory Statement – Summary of the terms of the Acquisition”

•	“Part III Explanatory Statement – Summary of the terms of the Rollover”

•	“Part III Explanatory Statement – Risks relating to the Rollover”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part III Explanatory Statement – Interests of the Consortium and its Affiliates in the Scheme and effects thereon”

•	“Part III Explanatory Statement – ReNew Equity Awards”

•	“Part III Explanatory Statement – Post-Closing Management Compensation Arrangements”

•	“Part III Explanatory Statement – Structure of the Acquisition”

•	“Part III Explanatory Statement – Delisting and re-registration”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part X The Scheme of Arrangement”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

Item 7. Purposes, Alternatives, Reasons and Effects.

(a)	Purposes

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Notes on Making an Election – Other provisions relating to the Rollover”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part II US Special Factors – Purpose of the Acquisition”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Effects of the Acquisition”

•	“Part II US Special Factors – Plans for ReNew after the Acquisition”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Summary of the terms of the Rollover”

•	“Part III Explanatory Statement – Risks relating to the Rollover”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

(b)	Alternatives

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Alternatives to the Acquisition”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

(c)	Reasons

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Opinion of the Special Committee’s Financial Adviser”

•	“Summary – Effect of Completion”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Purpose of the Acquisition”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Primary Benefits and Detriments of the Acquisition”

•	“Part II US Special Factors – Plans for ReNew after the Acquisition”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

(d)	Effects

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“Notes on Making an Election – Other provisions relating to the Rollover”

•	“Questions and Answers about the Meetings and the Acquisition”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc”

•	“Part II US Special Factors – Effects of the Acquisition”

•	“Part II US Special Factors – Primary Benefits and Detriments of the Acquisition”

•	“Part II US Special Factors – Plans for ReNew after the Acquisition”

•	“Part III Explanatory Statement – Summary of the terms of the Acquisition”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Summary of the terms of the Rollover”

•	“Part III Explanatory Statement – Risks relating to the Rollover”

•	“Part III Explanatory Statement – Proposed Reorganisation”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part III Explanatory Statement – Interests of the Consortium and its Affiliates in the Scheme and effects thereon”

•	“Part III Explanatory Statement – ReNew Equity Awards”

•	“Part III Explanatory Statement – Post-Closing Management Compensation Arrangements”

•	“Part III Explanatory Statement – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“Part III Explanatory Statement – Delisting and re-registration”

•	“Part V Certain Indian Tax Considerations”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part VII Additional Information – United Kingdom and United States taxation”

•	“Annex A – Transaction Agreement”

•	“Annex D – Form of Shareholders’ Agreement”

•	“Annex E – Form of Reorganisation Wrapper Deed”

•	“Annex F – Reorganisation Structure Paper”

Item 8. Fairness of the Transaction.

(a) – (b) Fairness; Factors Considered in Determining Fairness

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Effects of the Acquisition”

•	“Part II US Special Factors – Primary Benefits and Detriments of the Acquisition”

•	“Part II US Special Factors – Plans for ReNew after the Acquisition”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Annex B – Opinion of Rothschild & Co”

(c)	Approval of Security Holders

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Opinion of the Special Committee’s Financial Adviser”

•	“Summary – Irrevocable Undertakings”

•	“Summary – Shareholders Entitled to Vote; Votes Required”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Questions and Answers about the Meetings and the Acquisition – What vote of Scheme Shareholders is required to approve the Scheme?”

•	“Questions and Answers about the Meetings and the Acquisition – How does the Special Committee recommend that I vote?”

•	“Questions and Answers about the Meetings and the Acquisition – How do ReNew Directors and officers intend to vote?”

•	“Questions and Answers about the Meetings and the Acquisition – Has the Consortium received any irrevocable undertakings to vote in favour of the Scheme?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Irrevocable Undertakings”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part III Explanatory Statement – Structure of the Acquisition”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part A: Conditions to the Acquisition – Scheme approval”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Annex A – Transaction Agreement”

(d)	Unaffiliated Representative

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Opinion of the Special Committee’s Financial Adviser”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Questions and Answers about the Meetings and the Acquisition – How does the Special Committee recommend that I vote?”

•	“Questions and Answers about the Meetings and the Acquisition – How do ReNew Directors and officers intend to vote?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

•	“Annex B – Opinion of Rothschild & Co”

(e)	Approval of Directors

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Opinion of the Special Committee’s Financial Adviser”

•	“Summary – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Questions and Answers about the Meetings and the Acquisition – How does the Special Committee recommend that I vote?”

•	“Questions and Answers about the Meetings and the Acquisition – How do ReNew Directors and executive officers intend to vote?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

•	“Part III Explanatory Statement – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“Annex B – Opinion of Rothschild & Co”

(f)	Other Offers

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Related Party Transactions”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Alternatives to the Acquisition”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

Item 9. Reports, Opinions, Appraisals and Negotiations.

(a) – (b) Report, Opinion or Appraisal; Preparer and Summary of the Report, Opinion or Appraisal

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Opinion of the Special Committee’s Financial Adviser”

•	“Summary – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Questions and Answers about the Meetings and the Acquisition – How does the Special Committee recommend that I vote?”

•	“Questions and Answers about the Meetings and the Acquisition – How do ReNew Directors and executive officers intend to vote?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Reasons for the Acquisition”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Part III Explanatory Statement – Chronology of material correspondence and interactions in relation to the Acquisition”

•	“Part III Explanatory Statement – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“Annex B – Opinion of Rothschild & Co”

(c)	Availability of Documents

The information set forth in the Scheme Document under the following caption is incorporated herein by reference:

•	“Part II US Special Factors – Availability of Information”

Item 10. Source and Amounts of Funds or Other Consideration.

(a)	Source of Funds

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Questions and Answers about the Meetings and the Acquisition – Does the Purchaser have the financial resources to make payment of the Consideration for the Cash-Out Shares?”

•	“Part III Explanatory Statement – Financing and Expenses”

(b)	Conditions

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Questions and Answers about the Meetings and the Acquisition – Does the Purchaser have the financial resources to make payment of the Consideration for the Cash-Out Shares?

•	“Part III Explanatory Statement – Financing and Expenses”

(c)	Expenses

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Expense Reimbursement”

•	“Questions and Answers about the Meetings and the Acquisition – Does the Purchaser have the financial resources to make payment of the Consideration for the Cash-Out Shares?

•	“Part III Explanatory Statement – Financing and Expenses”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement – Expense Reimbursement”

•	“Annex A – Transaction Agreement”

(d)	Borrowed Funds

Not applicable.

Item 11. Interest in Securities of the Subject Company.

(a)	Securities Ownership

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part III Explanatory Statement – Interests of the Consortium and its Affiliates in the Scheme and effects thereon”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part VII Additional Information – Security Ownership of Certain Beneficial Owners and Management”

(b)	Securities Transactions

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part VII Additional Information – Dealings in ReNew Shares; Prior Public Offerings”

Item 12. The Solicitation or Recommendation.

(d)	Intent to Tender or Vote in a Going-Private Transaction

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Irrevocable Undertakings”

•	“Summary – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“Questions and Answers about the Meetings and the Acquisition – Has the Consortium received any irrevocable undertakings to vote in favour of the Scheme?”

•	“Questions and Answers about the Meetings and the Acquisition – How do ReNew Directors and executive officers intend to vote?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Irrevocable Undertakings”

•	“Part II US Special Factors – Related Party Transactions”

•	“Part III Explanatory Statement – Irrevocable Undertakings”

•	“Part III Explanatory Statement – Interests of the Consortium and its Affiliates in the Scheme and effects thereon”

•	“Part III Explanatory Statement – Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their interests”

•	“Part IV Conditions to and Further Terms of the Scheme and the Acquisition – Part C: Certain further terms of the Acquisition and the Transaction Agreement”

•	“Part VII Additional Information – Irrevocable Undertakings”

•	“Part VII Additional Information – Interests of ReNew Non-Employee Directors and Executive Officers”

•	“Part VII Additional Information – Security Ownership of Certain Beneficial Owners and Management”

•	“Part VII Additional Information – Service contracts and remuneration of ReNew Directors”

•	“Annex A – Transaction Agreement”

(e)	Recommendations of Others

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Summary – Recommendation of the Special Committee; Reasons for the Recommendation”

•	“Summary – Opinion of the Special Committee’s Financial Adviser”

•	“To Vote on the Proposals – Recommendation and Voting by the Special Committee”

•	“Questions and Answers about the Meetings and the Acquisition – How does the Special Committee recommend that I vote?”

•	“Questions and Answers about the Meetings and the Acquisition – How do ReNew Directors and executive officers intend to vote?”

•	“Part I Letter from the Special Committee of ReNew Energy Global plc – Special Committee Recommendation”

•	“Part II US Special Factors – Reasons for the Recommendation”

•	“Part II US Special Factors – Fairness”

•	“Part III Explanatory Statement – Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders”

•	“Annex B – Opinion of Rothschild & Co”

Item 13. Financial Information.

(a)	Financial Information

The audited financial statements of the Company for the fiscal years ended March 31, 2026 and 2025 are incorporated herein by reference to the Company’s Form 20-F for the fiscal year ended March 31, 2026, filed on July 30, 2026 (see page F-1 and following pages). The unaudited financial statements of the Company for the quarterly period ended June 30, 2026 are incorporated herein by reference to Item 1 of the Form 6-K furnished by the Company to the SEC on August 18, 2026.

The net book value per ordinary share of the Company as of June 30, 2026 was approximately $5.6 based on 246,177,372 Class A Ordinary Shares of the Company issued and outstanding as of June 30, 2026. The total net book value of ordinary share of the Company as of June 30, 2026 was $1,378 million.

(b)	Pro Forma Information

Not applicable.

(c)	Summary information

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part VII Additional Information – Selected ReNew Historical Financial Information”

Item 14. Persons/Assets, Retained, Employed, Compensated or Used.

(a)	Solicitations or Recommendations

The information set forth in the Scheme Document under the following captions is incorporated herein by reference:

•	“Part III Explanatory Statement – Solicitation of Proxies”

(b)	Employees and Corporate Assets

The information set forth in the Scheme Document under the following caption is incorporated herein by reference:

•	“Part III Explanatory Statement – Solicitation of Proxies”

Item 15. Additional Information.

(b)	Not applicable.

(c)	Other Material Information

The information set forth in the Scheme Document, including all annexes thereto, is incorporated in its entirety herein by reference.

Item 16. Exhibits.

Exhibit Number	Description

(a)(2)(1)	Letter from the Special Committee of ReNew Energy Global plc, dated , 2026 (incorporated herein by reference to Part I to the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(a)(3)(1)	Scheme Document, dated , 2026.

(a)(3)(2)*	Form of proxy card of the Court Meeting for Scheme Shareholders of ReNew.

(a)(3)(3)*	Form of proxy card of the General Meeting for Shareholders of ReNew.

(a)(5)(1)	Announcements dated August 11, 2026 of ReNew regarding the Acquisition (incorporated herein by reference to the reports on Form 6-K furnished by the Company to the SEC on August 11, 2026).

(b)	None.

(c)(1)	Opinion of Rothschild & Co, the independent financial adviser to the Special Committee of ReNew, dated August 11, 2026 (included in Annex B of the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(c)(2)	Presentation of Rothschild & Co to the Special Committee, dated August 10, 2026.

(c)(3)	Presentation of Rothschild & Co to the Special Committee, dated August 6, 2026.

(c)(4)	Presentation of Rothschild & Co to the Special Committee, dated July 31, 2026.

(c)(5)	Presentation of Rothschild & Co to the Special Committee, dated June 12, 2026.

(c)(6)	Presentation of Rothschild & Co to the Special Committee, dated May 7, 2026.

(d)(1)	Transaction Agreement, dated August 11, 2026 (incorporated herein by reference to Annex A to the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(d)(2)	ReNew Global Shareholders Agreement, dated August 23, 2021, between ReNew and the shareholders listed therein (incorporated herein by reference to Exhibit 4.1 to ReNew’s Annual Report on Form 20-F for the year ended March 31, 2026, filed with the SEC on July 30, 2026).

(d)(3)	Amendment to ReNew Global Shareholders Agreement, dated July 17, 2023 (executed on July 24, 2023), between ReNew and the shareholders listed therein (incorporated herein by reference to Exhibit 4.17 to ReNew’s Annual Report on Form 20-F for the year ended March 31, 2026, filed with the SEC on July 30, 2026).

(d)(4)	Standstill Agreement, dated July 24, 2023, between ReNew and CPP Investments (incorporated herein by reference to Exhibit 4.18 to ReNew’s Annual Report on Form 20-F for the year ended March 31, 2026, filed with the SEC on July 30, 2026).

(d)(5)	Standstill Agreement, dated January 21, 2025, between ReNew, Masdar, CPP Investments and Platinum Hawk.

(d)(6)	Standstill Agreement, dated March 17, 2025, between ReNew and JERA Nex.

(d)(7)	Registration Rights, Coordination and Put Option Agreement, dated August 23, 2021, between ReNew, ReNew India and the significant shareholders and founder investors listed therein (incorporated herein by reference to Exhibit 4.2 to ReNew’s Annual Report on Form 20-F for the year ended March 31, 2026, filed with the SEC on July 30, 2026).

(d)(8)	Irrevocable undertaking from JERA Nex in favor of the Consortium, dated August 11, 2026.

(d)(9)	Irrevocable undertaking from Platinum Cactus in favor of the Consortium, dated August 11, 2026.

(d)(10)	Agreed form of the Shareholders’ Agreement (incorporated herein by reference to Annex D to the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(d)(11)	Agreed form of the Reorganisation Wrapper Deed (incorporated herein by reference to Annex E to the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(d)(12)	Reorganisation Structure Paper, dated September 18, 2026 (incorporated herein by reference to Annex F to the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(d)(13)	2031 Notes: Indenture of ReNew Treasury IFSC Private Limited dated February 02, 2026 for the $600,000,000 aggregate principal amount of 6.50% Senior Secured Notes due February 02, 2031 (incorporated herein by reference to Exhibit 4.20 to ReNew’s Annual Report on Form 20-F for the year ended March 31, 2026, filed with the SEC on July 30, 2026).

(d)(14)	Agreed form of the New CEO Service Agreement (incorporated herein by reference to Annex G to the Scheme Document filed herewith as Exhibit (a)(3)(1)).

(f)	None.

(g)	None.

107	Filing Fee Table

*	To be filed by amendment.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Transaction Statement is true, complete and correct.

Dated: September 22, 2026

RENEW ENERGY GLOBAL PLC

By:	/s/ Kailash Vaswani
Name: Kailash Vaswani Title: Chief Financial Officer